Exhibit 10.42
Cardtronics, Inc. (the “Company”)
2007 Performance Bonus Plan
Overview
     In 2007, the Company’s performance bonus plan will be substantially based on the achievement of $57 million of earnings before interest, taxes, depreciation, and amortization (“EBITDA”), as outlined in the Company’s 2007 Annual Budget (the “Budget”). Additionally, adjustments will be made to the EBITDA amount for certain items, as provided for by the Company’s bank credit facility. If the Company’s actual adjusted EBITDA falls below 90% of the Budget or there is a material violation of a bank covenant, the bonus pool will not be funded and the Company will pay no bonuses in 2007; provided, however, the Company acknowledges that circumstances or developments that may impact the Company’s overall performance relative to its EBITDA goal should not in all cases prohibit the payment of a bonus on a selective basis to individual officers who met or exceeded their performance goals, notwithstanding the Company’s failure to meet its EBITDA goal.
Bonus Pool
     Starting with the achievement of 90% of the budgeted EBITDA amount, the bonus pool will be determined on the following basis:
Bonus Pool

EBITDA	% of Target

90% of Budget 95% of Budget 100% of Budget 105% of Budget 110% of Budget 115% of Budget 120% of Budget 125% of Budget 130% of Budget	50% 75% 100% 150% 200% 250% 300% 350% 400%
     In the event actual results as a percentage of Budget fall in between two of the percentages shown above, interpolation will be used to determine the appropriate bonus pool percentage. For example, if the Company achieves 97.5% of the budgeted EBITDA, the bonus pool would be sized at 87.5% of the target. If the Company achieves 102% of budgeted EBITDA, the bonus pool would be sized at 120% of the target.
Individual Executive Performance
     All bonuses are considered to be discretionary and will be based on individual performance. Each individual’s bonus, which must be approved by the Compensation Committee of the Company’s Board of Directors, will be based on the achievement of his or her individual goals. Each person’s 2007 goals will be directly tied to achieving the 2007 Budget EBITDA of $57 million. To ensure proper focus on the attainment of the 2007 Budget EBITDA, each person’s 2007 goals will be weighted/prioritized at the start of the year.

Other Considerations
     Should the Board of Directors formally approve actions, such as a material acquisition, that may affect the attainment of the originally forecasted 2007 Budget EBITDA, the Budget impact will be determined and presented to the Compensation Committee for approval of a revised Budgeted EBITDA figure for Bonus calculation purposes.
     Executive bonuses for employees of Bank Machine, Ltd. will be paid based on Bank Machine’s achievement of its 2007 Budget EBITDA of £7.9 million. As a result, the U.K. bonus pool is not contingent on overall corporate performance, but rather is solely based on UK performance versus UK budget.
Effective Date
     The 2007 Performance Bonus Plan is effective as of January 1, 2007. Audited financial results will be used in the calculation of EBITDA, which is used in the ultimate calculation of the bonus pool, if bonuses are paid. As a result, any payment of bonuses will be delayed until the results of the Company’s 2007 audit are substantially finalized. To be eligible to receive a bonus for fiscal 2007, an employee must be an active employee on the date the bonus is paid.

Target Bonus Goals for Executive Officers
For 2007, target bonus goals for each executive officer are as follow:

Chief Executive Officer — Jack Antonini
Chief Financial Officer — Chris Brewster
Chief Operating Officer — Mike Clinard
Chief Administrative Officer — Thomas Upton
Managing Director of Bank Machine, Ltd.— Ron Delnevo	50% 50% 50% 50% 40%